                                                                  EXHIBIT 10.16


   AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT


                     by and between


               PROBUSINESS SERVICES, INC.,
                a Delaware corporation


                          and


                 COAST BUSINESS CREDIT,
            a division of Southern Pacific Bank



                Dated as of June 30, 1998




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


    COAST BUSINESS CREDIT                    LOAN AND SECURITY AGREEMENT

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                          TABLE OF CONTENTS
                          -----------------


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                                                          ----
1. DEFINITIONS............................................  1
        Account Debtor....................................  1
        Affiliate.........................................  1
        Audit.............................................  2
        Borrower..........................................  2
        Borrower's Address................................  2
        Business Day......................................  2
        Change of Control.................................  2
        Client Acquisition Costs..........................  2
        Closing Date......................................  2
        Coast.............................................  2
        Code..............................................  2
        Collateral........................................  2
        Collection Loans..................................  2
        Credit Limit......................................  2
        Default...........................................  2
        Deposit Account...................................  2
        Dollars or $......................................  2
        Early Termination Fee.............................  2
        EBITDA............................................  2
        Eligible Collections..............................  2
        Equipment.........................................  2
        Event of Default..................................  2
        Fiduciary Collections.............................  2
        GAAP..............................................  3
        General Intangibles...............................  3
        Inventory.........................................  3
        Investment Property...............................  3
        Letter of Credit..................................  3
        Letter of Credit Sublimit.........................  3
        Loan Documents....................................  3
        Loans.............................................  3
        Material Adverse Effect...........................  3
        Maturity Date.....................................  3
        Maximum Dollar Amount.............................  3
        Minimum Annual Interest...........................  3
        Obligations.......................................  3
        Other Terms.......................................  4
        Permitted Liens...................................  4
        Person............................................  4
        Prime Rate........................................  4
        Receivables.......................................  4
        Renewal Date......................................  4
        Renewal Fee.......................................  5
        Solvent...........................................  5
        Total Fixed Debt Service Requirements.............  5
        Year 2000 Problem.................................  5

2. CREDIT FACILITIES......................................  5
   2.1  Loans.............................................  5
   2.2  Letters of Credit.................................  5

3. INTEREST AND FEES......................................  6
   3.1  Interest..........................................  6
   3.2  Fees..............................................  6

4. SECURITY INTEREST......................................  6

5. CONDITIONS PRECEDENT...................................  6
   5.1  Status of Accounts at Closing.....................  6
   5.2  Intentionally Deleted.............................  6
   5.3  Landlord Waiver...................................  6
   5.4  Executed Agreement................................  6
   5.5  Intentionally Deleted.............................  6
   5.6  Priority of Coast's Liens.........................  6
   5.7  Insurance.........................................  6
   5.8  Borrower's Existence..............................  6
   5.9  Organizational Documents..........................  6
   5.10 Year 2000 Problem Assessment Certificate..........  6
   5.11 Due Diligence.....................................  6
   5.12 Other Documents and Agreements....................  7

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF
   THE BORROWER...........................................  7
   6.1  Existence and Authority...........................  7
   6.2  Name; Trade Names and Styles......................  7
   6.3  Place of Business; Location of Collateral.........  7
   6.4  Title to Collateral; Permitted Liens..............  7
   6.5  Maintenance of Collateral.........................  8
   6.6  Books and Records.................................  8
   6.7  Financial Condition, Statements and Reports.......  8
   6.8  Tax Returns and Payments; Pension Contributions...  8
   6.9  Compliance with Law...............................  8
   6.10 Litigation........................................  8
   6.11 Use of Proceeds...................................  8
   6.12 Year 2000 Compliance..............................  8




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    COAST BUSINESS CREDIT                    LOAN AND SECURITY AGREEMENT

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
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7.  RECEIVABLES.............................................  9
    7.1  Representations Relating to Receivables............  9
    7.2  Representations Relating to Documents
         and Legal Compliance...............................  9
    7.3  Schedules and Documents Relating to Receivables....  9
    7.4  Collection of Receivables..........................  9
    7.5  Remittance of Proceeds.............................  9
    7.6  Disputes...........................................  9
    7.7  Verification....................................... 10
    7.8  No Liability....................................... 10

8.  ADDITIONAL DUTIES OF THE BORROWER....................... 10
    8.1  Financial and Other Covenants...................... 10
    8.2  Insurance.......................................... 10
    8.3  Reports............................................ 10
    8.4  Access to Collateral, Books and Records............ 10
    8.5  Negative Covenants................................. 11
    8.6  Litigation Cooperation............................. 11
    8.7  Further Assurances................................. 11

9.  TERM.................................................... 12
    9.1  Maturity Date...................................... 12
    9.2  Early Termination.................................. 12
    9.3  Payment of Obligations............................. 12

10. EVENTS OF DEFAULT AND REMEDIES.......................... 12
    10.1 Events of Default.................................. 12
    10.2 Remedies........................................... 13
    10.3 Standards for Determining Commercial
         Reasonableness..................................... 15
    10.4 Power of Attorney.................................. 15
    10.5 Application of Proceeds............................ 16
    10.6 Remedies Cumulative................................ 16

11. GENERAL PROVISIONS...................................... 16
    11.1 Interest Computation............................... 16
    11.2 Application of Payments............................ 17
    11.3 Charges to Accounts................................ 17
    11.4 Monthly Accountings................................ 17
    11.5 Notices............................................ 17
    11.6 Severability....................................... 17
    11.7 Integration........................................ 17
    11.8 Waivers............................................ 17
    11.9 No Liability for Ordinary Negligence............... 18
    11.10 Amendment......................................... 18
    11.11 Time of Essence................................... 18
    11.12 Attorneys Fees, Costs and Charges................. 18
    11.13 Benefit of Agreement.............................. 18
    11.14 Publicity......................................... 18
    11.15 Paragraph Headings; Construction.................. 18
    11.16 Governing Law; Jurisdiction; Venue................ 19
    11.17 Mutual Waiver of Jury Trial....................... 19


COAST

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BORROWER:  PROBUSINESS SERVICES, INC., A DELAWARE CORPORATION

ADDRESS:   4125 HOPYARD ROAD
           PLEASANTON, CA 94588

DATE:      JUNE 30, 1998

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the "Agreement") is entered into on the above date between COAST BUSINESS CREDIT, a division of Southern Pacific Bank ("Coast"), a California corporation, with offices at 12121 Wilshire Boulevard, Suite 1111, Los Angeles, California 90025, and the borrower named above (the "Borrower"), whose chief executive office is located at the above address ("Borrower's Address"). The Schedule to this Agreement (the "Schedule") shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. (Definitions of certain terms used in this Agreement are set forth in Section 1 below.)

WHEREAS, Borrower and Coast have previously entered into that certain Loan and Security Agreement, dated April 30, 1996 between Borrower and Coast,
(the "Loan Agreement") as amended by Amendment Number One to Loan and Security Agreement, dated October 25, 1996, ("Amendment One") Amendment Number Two to Loan and Security Agreement, dated January 6, 1997, ("Amendment Two") and Amendment Number Three to Loan and Security Agreement, dated December 16,
1997 ("Amendment Three") (collectively, the Loan Agreement, Amendment One, Amendment Two and Amendment Three are, the "Prior Loan Agreement").

WHEREAS, Benesphere Administrators, Inc., a Washington corporation, which was added as a Co-Borrower in Amendment Two, was subsequently merged into Borrower and thus is not a party to this Agreement.

NOW THEREFOR, Borrower and Coast desire to amend and restate in its entirety the Prior Loan Agreement as provided for herein.

1. DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

    "ACCOUNT DEBTOR" means the obligor on a Receivable or General Intangible.

    "AFFILIATE" means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.

                                       1                     Amend & Restated

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     COAST BUSINESS CREDIT                     LOAN AND SECURITY AGREEMENT
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    "AUDIT" means to inspect, audit and copy Borrower's books and records and the Collateral.

    "BORROWER" has the meaning set forth in the introduction to this Agreement.

    "BORROWER'S ADDRESS" has the meaning set forth in the introduction to this Agreement.

    "BUSINESS DAY" means a day on which Coast is open for business.

    "CHANGE OF CONTROL" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than the current holders of the ownership interests in the Borrower) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, as a result of any single transaction, of more than twenty percent (20%) of the total voting power of all classes of stock or other ownership interests then outstanding of any Borrower normally entitled to vote in the election of directors or analogous governing body.

    "CLIENT ACQUISITION COSTS" means sales, marketing and acquisition costs associated with a new customer account.

    "CLOSING DATE" means June 30, 1998.

    "COAST" has the meaning set forth in the introduction to this Agreement.

    "CODE" means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.

    "COLLATERAL" has the meaning set forth in Section 4 hereof.

    "COLLECTION LOANS" means the Loans described in Section 2.1(a) of the Schedule.

    "CREDIT LIMIT" means the maximum amount of Loans that Coast may make to Borrower pursuant to the amounts and percentages shown on the Schedule.

    "DEFAULT" means any event which with notice or passage of time or both, would constitute an Event of Default.

    "DEPOSIT ACCOUNT" has the meaning set forth in Section 9105 of the Code.

    "DOLLARS OR $" means United States dollars.

    "EARLY TERMINATION FEE" means the amount set forth on the Schedule that Borrower must pay Coast if this Agreement is terminated by Borrower or Coast pursuant to Section 9.2 hereof.

    "EBITDA" means, in any fiscal period, Borrower's net income (other than extraordinary or non-recurring items of Borrower for such period), PLUS (i) the amount of all interest expense, income tax expense, depreciation and amortization of Borrower for such period, and plus or minus (as the case may be) (ii) any other non-cash charges which have been added or subtracted, as the case may be, in calculating Borrower's net income for such period.

    "ELIGIBLE COLLECTIONS" means, cash collected from payments on accounts receivable (including recurring payments from customers pursuant to ACH agreements), and interest from Fiduciary Collections.

    "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, computer equipment, check processors, readers, office partitions, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dies, jigs, goods and other goods (other than Inventory) of every kind and description used in Borrower's operations or owned by Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions or improvements to any of the foregoing, wherever located.

    "EVENT OF DEFAULT" means any of the events set forth in Section 10.1 of this Agreement.

    "FIDUCIARY COLLECTIONS" means Borrower funds which are segregated from its general funds and held on behalf of third parties for remittance to taxing authorities, health and welfare insurance carriers, and certain persons under Internal Revenue Code Section 125 Flexible Spending Plans.

                                       2                      Amend & Restated
                                                        Loan and Security Agmt
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     COAST BUSINESS CREDIT                     LOAN AND SECURITY AGREEMENT
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    "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

    "GENERAL INTANGIBLES" means all general intangibles of Borrower, whether now owned or hereafter created or acquired by Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, investment property, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of Borrower against Coast, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation life insurance, key man insurance, credit insurance, liability insurance, property insurance and other insurance), tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to Borrower, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

    "INVENTORY" means all of Borrower's now owned and hereafter acquired goods, merchandise or other personal property, wherever located, to be furnished under any contract of service or held for sale or lease (including without limitation all raw materials, work in process, finished goods and goods in transit, and including without limitation all farm products), and all materials and supplies of every kind, nature and description which are or might be used or consumed in Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise or other personal property, and all warehouse receipts, documents of title and other documents representing any of the foregoing.

    "INVESTMENT PROPERTY" has the meaning set forth in Section 9115 of the Code as in effect as of the date hereof.

    "LETTER OF CREDIT" has the meaning set forth in Section 2.2 hereof.

    "LETTER OF CREDIT SUBLIMIT" has the meaning set forth in Section 2.2 hereof.

    "LOAN DOCUMENTS" means this Agreement, the agreements and documents listed on Section 5 hereof, and any other agreement, instrument or document executed in connection herewith or therewith.

    "LOANS" has the meaning set forth in Section 2.1 hereof.

    "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of Borrower or any subsidiary of Borrower or any guarantor of any of the Obligations, (ii) the ability of Borrower or any guarantor of any of the Obligations to perform its obligations under this Agreement (including, without limitation, repayment of the Obligations as they come due) or (iii) the validity or enforceability of this Agreement or any other agreement or document entered into by any party in connection herewith, or the rights or remedies of Coast hereunder or thereunder.

    "MATURITY DATE" means the date that this Agreement shall cease to be effective, as set forth on the Schedule, subject to the provisions of Section
9.1 and 9.2 hereof.

    "MAXIMUM DOLLAR AMOUNT" has the meaning set forth in Section 2 of the Schedule.

    "MINIMUM ANNUAL INTEREST" has the meaning set forth in Section 3 of the Schedule.

    "OBLIGATIONS" means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants,duties and indebtedness at any time owing by Borrower to Coast, whether evidenced by this Agreement or any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Coast in Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorneys' fees (including attorneys' fees and expenses incurred in bankruptcy), expert witness fees, audit fees,

                                       3                      Amend & Restated
                                                        Loan and Security Agmt
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         COAST BUSINESS CREDIT                LOAN AND SECURITY AGREEMENT

     ----------------------------------------------------------------------

letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other present or future instrument or agreement between Borrower and Coast.

     "OTHER TERMS" means all accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

     "PERMITTED LIENS" means the following:

          (a) purchase money security interests in specific items of Equipment;

          (b) leases of specific items of Equipment;

          (c) liens for taxes not yet payable;

          (d) additional security interests and liens consented to in writing by Coast, which consent shall not be unreasonably withheld;

          (e) security interests being terminated substantially concurrently with this Agreement;

          (f) liens of materialmen, mechanics, warehousemen, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent;

          (g) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above in clauses (a) or (b) above, provided that any extension, renewal or replacement lien is limited to the property encumbered by the existing lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

          (h) liens in favor of customs and revenue authorities which secure payment of customs duties in connection with the importation of goods;

          (i) liens in favor of Coast;

          (j) liens in existence on the date hereof; or

          (k) any judgment, attachment or similar liens, which is fully covered by insurance or has been discharged or execution thereof is effectively stayed and bonded against pending appeal within thirty (30) days of the entry thereof.

Coast will have the right to require, as a condition to its consent under subparagraph (d) above, that the holder of the additional security interest or lien sign an intercreditor agreement on Coast's then standard form, acknowledge that the security interest is subordinate to the security interest in favor of Coast, and agree not to take any action to enforce its subordinate security interest so long as any Obligations remain outstanding, and that Borrower agree that any uncured default in any obligation secured by the subordinate security interest shall also constitute an Event of Default under this Agreement.

     "PERSON" means any individual, sole proprietorship, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

     "PRIME RATE" means the actual "Reference Rate" or the substitute therefor of the Bank of America NT & SA whether or not that rate is the lowest interest rate charged by said bank. If the Prime Rate, as defined, is unavailable, "Prime Rate" shall mean the highest of the prime rates published in the Wall Street Journal on the first Business Day of the applicable month, as the base rate on corporate loans at large U.S. money center commercial banks.

     "RECEIVABLES" means all of Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), letters of credit, contract rights, chattel paper, instruments, securities, documents, securities accounts, security entitlements, commodity contracts, commodity accounts, investment property and all other forms of obligations at any time owing to Borrower, all guaranties and other security therefor, all merchandise returned to or repossessed by Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

     "RENEWAL DATE" shall mean the Maturity Date if this Agreement is renewed pursuant to Section 9.1 hereof, and


                                       4                      Amend & Restated
                                                        Loan and Security Agmt

         COAST BUSINESS CREDIT                LOAN AND SECURITY AGREEMENT

     ----------------------------------------------------------------------

each anniversary thereafter that this Agreement is renewed pursuant to
Section 9.1 hereof.

     "RENEWAL FEE" means the fee that Borrower must pay Coast upon renewal of this Agreement pursuant to Section 9.1 hereof, in the amount set forth on the Schedule.

     "SOLVENT" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

     "TOTAL FIXED DEBT SERVICE REQUIREMENTS" means payments on principal, interest, and leases on all indebtedness other than trade debt.

     "YEAR 2000 PROBLEM" means the risk that computer systems, software and applications used by a Person may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any dates after December 31, 1999.

2.   CREDIT FACILITIES.

     2.1 LOANS. Coast will make loans to Borrower (the "Loans"), in amounts and in percentages to be determined by Coast in its reasonable discretion, up to the Credit Limit, provided no Default or Event of Default has occurred and is continuing. In addition, Coast may create reserves against or reduce its collections multiple without declaring a Default or an Event of Default if it determines that there has occurred a Material Adverse Effect.

     2.2 LETTERS OF CREDIT. At the request of Borrower, Coast may, in its sole discretion, arrange for the issuance of letters of credit for the account of Borrower (collectively, "Letters of Credit"), by issuing guarantees to the issuer of the letter of credit or by other means. All Letters of Credit shall be in form and substance satisfactory to Coast in its sole discretion. The aggregate face amount of all outstanding Letters of Credit from time to time shall not exceed the amount shown on the Schedule (the "Letter of Credit Sublimit"), and shall be reserved against Loans which would otherwise be available hereunder. Borrower shall pay all customary bank charges for the issuance of Letters of Credit. Any payment by Coast under or in connection with a Letter of Credit shall constitute a Loan hereunder on the date such payment is made. Each Letter of Credit shall have an expiry date no later than thirty (30) days prior to the Maturity Date. Borrower hereby agrees to indemnify, save, and hold Coast harmless from any loss, cost, expense, or liability, including payments made by Coast in compliance with the terms of the relevant Letter of Credit, expenses, and reasonable attorneys' fees incurred by Coast arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Coast and opened for Borrower's account or by Coast's interpretations of any Letter of Credit issued by Coast for Borrower's account, and Borrower understands and agrees that Coast shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Letters of Credit may require coast to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Coast harmless with respect to any loss, cost, expense, or liability incurred by Coast under any Letter of Credit as a result of Coast's indemnification of any such issuing bank. The provisions of this Agreement, as it pertains to Letters of Credit, and any other present or future documents or agreements between Borrower and Coast relating to Letters of Credit are cumulative.


                                       5                      Amend & Restated
                                                        Loan and Security Agmt
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         COAST BUSINESS CREDIT                LOAN AND SECURITY AGREEMENT

     ----------------------------------------------------------------------

3.   INTEREST AND FEES.

     3.1 INTEREST. All Loans and all other monetary Obligations shall bear interest at the rate shown on the Schedule, except where expressly set forth to the contrary in this Agreement. Interest shall be payable monthly, on the last day of the month. Interest may, in Coast's discretion, be charged to Borrower's loan account, and the same shall thereafter bear interest at the same rate as the other Loans.

     3.2 FEES. Borrower shall pay Coast the fee(s) shown on the Schedule, which are in addition to all interest and other sums payable to Coast and are deemed fully earned and are nonrefundable.

4.   SECURITY INTEREST.

     To secure the payment and performance of all of the Obligations when due, Borrower hereby grants to Coast a security interest in all of Borrower's interest in the following, whether now owned or hereafter acquired, and wherever located: All Receivables, Inventory, Equipment, Investment Property, and General Intangibles, including, without limitation, all of Borrower's Deposit Accounts except Fiduciary Collections and all money, and all property now or at any time in the future in Coast's possession (including claims and credit balances), and all proceeds of any of the foregoing (including proceeds of any insurance policies, proceeds of proceeds, and claims against third parties), all products of any of the foregoing, and all books and records related to any of the foregoing (all of the foregoing, together with all other property in which Coast may now or in the future be granted a lien or security interest, is referred to herein, collectively, as the "Collateral").

5.   CONDITIONS PRECEDENT.

     The obligation of Coast to make the Loans is subject to the satisfaction, in the sole and absolute discretion of Coast, at or prior to the first advance of funds hereunder, of each, every and all of the following conditions:

     5.1 STATUS OF ACCOUNTS AT CLOSING. No accounts payable shall be due and unpaid ninety (90) days past its due date except for such accounts payable being contested in good faith in appropriate proceedings and for which adequate reserves have been provided.

     5.2  INTENTIONALLY DELETED.

     5.3 LANDLORD WAIVER. Coast shall have received duly executed landlord waivers and access agreements in form and substance satisfactory to Coast, in Coast's sole and absolute discretion, and, when deemed appropriate by Coast, in form for recording in the appropriate recording office, with respect to all leased locations where Borrower maintains any inventory or equipment in excess of One Hundred Thousand Dollars ($100,000).

     5.4 EXECUTED AGREEMENT. Coast shall have received this Agreement duly executed by Borrower.

     5.5  INTENTIONALLY DELETED.

     5.6 PRIORITY OF COAST'S LIENS. Coast shall have received the results of "of record" searches satisfactory to Coast in its sole and absolute discretion, reflecting its Uniform Commercial Code filings against Borrower indicating that Coast has a perfected, first priority lien in and upon all of the Collateral, subject only to Permitted Liens.

     5.7 INSURANCE. Coast shall have received copies of the insurance binders or certificates evidencing Borrower's compliance with Section 8.2 hereof, including lender's loss payee endorsements.

     5.8 BORROWER'S EXISTENCE. Coast shall have received copies of Borrower's articles of incorporation and all amendments thereto, and a Certificate of Good Standing, each certified by the Secretary of State of the state of Borrower's organization, and dated a recent date prior to the Closing Date, and Coast shall have received Certificates of Foreign Qualification for Borrower from the Secretary of State of each state wherein the failure to be so qualified could have a Material Adverse Effect.

     5.9 ORGANIZATIONAL DOCUMENTS. Coast shall have received copies of Borrower's By-laws and all amendments thereto, and Coast shall have received copies of the resolutions of the board of directors of Borrower, authorizing the execution and delivery of this Agreement and the other documents contemplated hereby, and authorizing the transactions contemplated hereunder and thereunder, and authorizing specific officers of Borrower to execute the same on behalf of Borrower, in each case certified by the Secretary or other acceptable officer of

                                       6                      Amend & Restated
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       COAST BUSINESS CREDIT                  LOAN AND SECURITY AGREEMENT
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Borrower as of the Closing Date.

     5.10 YEAR 2000 PROBLEM ASSESSMENT CERTIFICATE. Coast shall have received a certificate from the relevant officer of Borrower to the effect that, as the result of a comprehensive assessment undertaken by Borrower of Borrower's computer systems, software and applications and after due inquiry made to Borrower's material suppliers, vendors and customers, Borrower knows of no facts that would cause Borrower to reasonably believe that the Year 2000 Problem will cause a Material Adverse Effect.

     5.11 DUE DILIGENCE. Coast shall have completed its due diligence with respect to Borrower.

     5.12 OTHER DOCUMENTS AND AGREEMENTS. Coast shall have received such other agreements, instruments and documents as Coast may require in connection with the transactions contemplated hereby, all in form and substance satisfactory to Coast in Coast's sole and absolute discretion, and in form for filing in the appropriate filing office.

6.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BORROWER.

     In order to induce Coast to enter into this Agreement and to make Loans, Borrower represents and warrants to Coast as follows, and Borrower covenants that the following representations will continue to be true, and that Borrower will at all times comply with all of the following covenants:

     6.1 EXISTENCE AND AUTHORITY. Borrower is and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would have a Material Adverse Effect. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (a) have been duly and validly authorized, (b) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (c) do not violate in any material respect Borrower's articles of incorporation or Borrower's by-laws, or any law or any material agreement or instrument which is binding upon Borrower or its property, and (d) do not constitute grounds for acceleration of any material indebtedness or obligation under any material agreement or instrument which is binding upon Borrower or its property.

     6.2 NAME; TRADE NAMES AND STYLES. The name of Borrower set forth in the heading to this Agreement is its correct name. Listed on the Schedule are all prior names of Borrower and all of Borrower's present and prior trade names. Borrower shall give Coast thirty (30) days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects with all laws relating to the conduct of business under a fictitious business name.

     6.3. PLACE OF BUSINESS; LOCATION OF COLLATERAL. The address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, Borrower has places of business and Collateral is located only at the locations set forth on the Schedule. Borrower will give Coast at least thirty (30) days' prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the Collateral to a location other than Borrower's Address or one of the locations set forth on the Schedule.

     6.4 TITLE TO COLLATERAL; PERMITTED LIENS. Borrower is now, and will at all times in the future be, the sole owner of all the Collateral, except for items of Equipment which are leased by Borrower. The Collateral now is and will remain free and clear of any and all liens, charges, security interests, encumbrances and adverse claims, except for Permitted Liens. Coast now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens, and Borrower will at all times defend Coast and the Collateral against all claims of others. None of the Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair Borrower's rights to remove any Collateral from the leased premises except to the extent that a landlord waiver is obtained from lessor pursuant to the terms hereof. Whenever any Collateral is located upon premises in which any third party has an interest (whether as owner, mortgagee, beneficiary under a deed of trust, lien or


                                    7                         Amend & Restated
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       COAST BUSINESS CREDIT                  LOAN AND SECURITY AGREEMENT
       -------------------------------------------------------------------

otherwise), Borrower shall, whenever requested by Coast, use its best efforts to cause such third party to execute and deliver to Coast, in form reasonably acceptable to Coast, such waivers and subordinations as Coast shall specify, so as to ensure that Coast's rights in the Collateral are, and will continue to be, superior to the rights of any such third party. Borrower will keep in full force and effect, and will comply in all material respects with the terms of, any lease of real property where any of the Collateral now or in the future may be located.

     6.5 MAINTENANCE OF COLLATERAL. Borrower will maintain the Collateral in good working condition (ordinary wear and tear excepted), and Borrower will not use the Collateral for any unlawful purpose. Borrower will immediately notify Coast in writing of any material loss or damage to the Collateral.

     6.6 BOOKS AND RECORDS. Borrower has maintained and will maintain at Borrower's Address complete and accurate books and records, comprising an accounting system in accordance with GAAP.

     6.7 FINANCIAL CONDITION, STATEMENTS AND REPORTS. All financial statements now or in the future delivered to Coast have been, and will be, prepared in conformity with GAAP (except, in the case of unaudited financial statements, for the absence of footnotes and subject to normal year-end adjustments) and now and in the future will fairly reflect in all material respects the financial condition of Borrower, at the times and for the periods therein stated. Between the last date covered by any such statement provided to Coast and the date hereof, there has been no Material Adverse Effect. Borrower is now and will continue to be Solvent.

     6.8 TAX RETURNS AND PAYMENTS; PENSION CONTRIBUTIONS. Borrower has timely filed, and will timely file, all tax returns and reports required by foreign, federal, state and local law, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower
(i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted,
(ii) notifies Coast in writing of the commencement of, and any material development in, the proceedings, and (iii) establishes adequate reserves for or takes any other steps required to keep the contested taxes from becoming a lien upon any of the Collateral. As of the date hereof, Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which would result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     6.9 COMPLIANCE WITH LAW. Borrower has complied, and will comply, in all material respects, with all provisions of all material foreign, federal, state and local laws and regulations relating to Borrower, including, but not limited to, the Fair Labor Standards Act, and those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and environmental matters.

     6.10 LITIGATION. Except as disclosed in the Schedule, there is no claim, suit, litigation, proceeding or investigation pending or (to best of Borrower's knowledge) threatened by or against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) which may result, either separately or in the aggregate, in any Material Adverse Effect. Borrower will promptly inform Coast in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted by or against Borrower involving an amount set forth on the Schedule.

     6.11 USE OF PROCEEDS. All proceeds of all Loans shall be used solely for lawful business purposes. Borrower is not purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

     6.12 YEAR 2000 COMPLIANCE. As the result of a comprehensive review and assessment undertaken by Borrower of Borrower's computer systems, software and

                                  8                           Amend & Restated
                                                        Loan and Security Agmt

       COAST BUSINESS CREDIT                  LOAN AND SECURITY AGREEMENT
       -------------------------------------------------------------------

applications and after due inquiry made of Borrower's material suppliers, vendors and customers, Borrower represents and warrants that the Year 2000 Problem will not result in a Material Adverse Effect.

7.   RECEIVABLES.

     7.1 REPRESENTATIONS RELATING TO RECEIVABLES. Borrower represents and warrants to Coast as follows: All Eligible Collections with respect to which Loans are requested by Borrower shall, on the date each Loan is requested and made, represent undisputed bona fide existing collections from Account
Debtors on Receivables created by the sale, delivery and acceptance of goods or the rendition of services in the ordinary course of Borrower's business and interest earned on the Fiduciary Collections.

     7.2 REPRESENTATIONS RELATING TO DOCUMENTS AND LEGAL COMPLIANCE. Borrower represents and warrants to Coast as follows: All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Receivables are and shall be true and correct in all material respects and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each Receivable shall fully comply with all applicable laws and governmental rules and regulations. To the best of Borrower's knowledge, all signatures and indorsements on all documents, instruments, and agreements relating to all Receivables are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms.

     7.3 SCHEDULES AND DOCUMENTS RELATING TO RECEIVABLES. Borrower shall deliver to Coast via facsimile, unless otherwise directed by Coast, at such locations and at such intervals as Coast may request, transaction reports and loan requests, and schedules of collections, all on Coast's standard forms; PROVIDED, HOWEVER, that Borrower's failure to execute and deliver the same shall not affect or limit Coast's security interest and other rights in all of Borrower's Receivables, nor shall Coast's failure to advance or lend against a specific Receivable affect or limit Coast's security interest and other rights therein. Loan requests received after 11:00 A.M. Pacific time, will not be considered by Coast until the next Business Day. Borrower shall also furnish to Coast an aged accounts receivable trial balance in such form and at such intervals as Coast shall request. In addition, Borrower shall deliver to Coast as and when requested the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Receivables, upon receipt thereof and in the same form as received, with all necessary indorsements, all of which shall be with recourse. Borrower shall also provide Coast with copies of all credit memos as and when requested by Coast.

     7.4 COLLECTION OF RECEIVABLES. Borrower shall have the right to collect all Receivables, unless and until an Event of Default has occurred. Borrower shall hold all payments on, and proceeds of, Receivables in trust for Coast, and upon the earlier of (a) at any time the amount of the outstanding Obligations exceeds Ten Million Dollars ($10,000,000) or (b) an Event of Default has occurred, Borrower shall deliver all such payments and proceeds to Coast within one (1) Business Day after receipt by Borrower, in their original form, duly endorsed to Coast, to be applied to the Obligations in such order as Coast shall determine. Coast may, in its discretion, require that all proceeds of Collateral be deposited by Borrower into a lockbox account, or such other "blocked account" as Coast may specify, pursuant to a blocked account agreement in such form as is reasonably satisfactory to Coast. Coast or its designee may, upon the occurrence and continuance of any default or Event of Default, notify Account Debtors that Coast has been granted a security interest in the Receivables.

     7.5. REMITTANCE OF PROCEEDS. Upon the earlier of (a) at any time the amount of the Obligations exceeds Ten Million Dollars ($10,000,000) or (b) an Event of Default has occurred, all proceeds arising from the disposition of any Collateral shall be delivered to Coast within one (1) Business Day after receipt by Borrower, in their original form, duly endorsed to Coast, to be applied to the Obligations in such order as Coast shall determine. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower's other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Coast. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

     7.6 DISPUTES. Borrower shall notify Coast promptly of all disputes or claims relating to Receivables exceeding One Hundred Thousand Dollars ($100,000) in the

                                 9                            Amend & Restated
                                                        Loan and Security Agmt

    COAST BUSINESS CREDIT                  LOAN AND SECURITY AGREEMENT
 ------------------------------------------------------------------------

aggregate. Borrower shall not forgive (completely or partially), compromise or settle any Receivable for less than payment in full, or agree to do any of the foregoing, except that Borrower may do so, provided that: (a) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, and in arm's length transactions, which are reported to Coast on the regular reports provided to Coast; (b) no Default or Event of Default has occurred and is continuing; and (c) taking into account all such discounts settlements and forgiveness, the total outstanding Loans will not exceed the Credit Limit. Coast may, at any time after the occurrence and continuance of an Event of Default, settle or adjust disputes or claims directly with Account Debtors for amounts and upon terms which Coast considers advisable in its reasonable credit judgment and, in all cases, Coast shall credit Borrower's Loan account with only the net amounts received by Coast in payment of any Receivables.

     7.7 VERIFICATION. Coast may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Receivables, by means of mail, telephone or otherwise, either in the name of Borrower or Coast or such other name as Coast may choose.

     7.8 NO LIABILITY. Coast shall not under any circumstances be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to a Receivable, or for any error, act, omission or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Receivable, or for settling any Receivable in good faith for less than the full amount thereof, nor shall Coast be deemed to be responsible for any of Borrower's obligations under any contract or agreement giving rise to a Receivable. Nothing herein shall, however, relieve Coast from liability for its own gross negligence or willful misconduct.

8.   ADDITIONAL DUTIES OF THE BORROWER.

     8.1 FINANCIAL AND OTHER COVENANTS. Borrower shall at all times comply with the financial and other covenants set forth in the Schedule.

     8.2 INSURANCE. Borrower shall, at all times insure all of the tangible personal property Collateral and carry such other business insurance, with insurers reasonably acceptable to Coast, in such form and amounts as Coast may reasonably require, and Borrower shall provide evidence of such insurance to Coast, so that Coast is satisfied that such insurance is, at all times, in full force and effect. All liability insurance policies of Borrower shall name Coast as an additional insured, and all property casualty and related insurance policies of Borrower shall name Coast as a loss payee thereon and Borrower shall cause a lender's loss payee endorsement in form reasonably acceptable to Coast. If the amount of the Loans outstanding exceeds Ten Million Dollars ($10,000,000) then Coast shall retain all such proceeds of insurance provided to it by the insurer; provided, however, in the event that the Loans outstanding are Ten Million Dollars ($10,000,000) or less, then Coast shall promptly remit to Borrower all such insurance proceeds. Upon receipt of the proceeds of any such insurance, Coast shall apply such proceeds in reduction of the Obligations as Coast shall determine in its sole discretion. Any such proceeds respecting Equipment remitted by Coast to Borrower shall be utilized by Borrower solely for the replacement or repair of the Equipment with respect to which the insurance proceeds were paid. Coast may require reasonable assurance that the insurance proceeds so released will be so used. If Borrower fails to provide or pay for any insurance, Coast may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to Coast copies of all reports made to insurance companies.

     8.3 REPORTS. Borrower, at its expense, shall provide Coast with the written reports set forth in Section 8 of the Schedule, and such other written reports with respect to Borrower (including budgets, sales projections, operating plans and other financial documentation), as Coast shall from time to time reasonably specify.

     8.4 ACCESS TO COLLATERAL, BOOKS AND RECORDS. At reasonable times during regular business hours but not less frequently than semi-annually in the event that there are Loans outstanding hereunder, and on three (3) Business Day's notice, Coast, or its agents, shall have the right to perform Audits. Coast shall take reasonable steps to keep confidential all confidential information obtained in any Audit, but Coast shall have the right to disclose any such information to its auditors, regulatory agencies, and attorneys, and pursuant to any subpoena or other legal process. The Audits shall be at Borrower's expense and the charge for the Audits shall be Seven Hundred Fifty Dollars ($750) per person per day (or such higher amount as shall


                                      10                      Amend & Restated
                                                        Loan and Security Agmt

    COAST BUSINESS CREDIT                  LOAN AND SECURITY AGREEMENT
 ------------------------------------------------------------------------

represent Coast's then current standard charge for the same), plus reasonable out-of-pocket expenses. Borrower will not enter into any agreement with any accounting firm, service bureau or third party to store Borrower's books or records at any location other than Borrower's Address, without first notifying Coast of the same and obtaining the written agreement from such accounting firm, service bureau or other third party to give Coast the same rights with respect to access to books and records and related rights as Coast has under this Loan Agreement. Borrower shall also take all necessary steps to assure that this material accounting and software, systems and applications, and those of its accounting firm, service bureau or any other third party vendor or supplier, will, on a timely basis, adequately and completely address the Year 2000 Problem in all material respects.

     8.5 NEGATIVE COVENANTS. Borrower shall not, without Coast's prior written consent, do any of the following:

          (a) merge or consolidate with another entity, except in a transaction in which (i) the owners of the Borrower hold at least fifty percent (50%) of the ownership interest in the surviving entity immediately after such merger or consolidation, and (ii) the Borrower is the surviving entity;

          (b)  Intentionally Deleted;

          (c) enter into any other transaction outside the ordinary course of business;

          (d) sell or transfer any Collateral, except for the sale of finished Inventory in the ordinary course of Borrower's business, and except for the sale of obsolete or unneeded Equipment in the ordinary course of business;

          (e) store any Inventory or other Collateral with any warehouseman or other third party;

          (f) sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;

          (g) make any loans of any money or other assets, except (i) advances to customers or suppliers in the ordinary course of business, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (iii) loans to employees, officers and directors for the purpose of purchasing equity securities of the Borrower;

          (h) incur any debts, outside the ordinary course of business, which would have a Material Adverse Effect;

          (i) guarantee or otherwise become liable with respect to the obligations of another party or entity, other than guarantees limited to Two Hundred Fifty Thousand Dollars ($250,000) or less with respect to (a) advances to customers or suppliers in the ordinary course of business, (b) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, and (c) loans to employees, officers and directors for the purpose of purchasing equity securities of the Borrower;

          (j) pay or declare any dividends or distributions on the ownership interests in Borrower (except for dividends or distributions payable solely in stock form of ownership interests in Borrower);

          (k) make any change in Borrower's capital structure which would have a Material Adverse Effect; or

          (l) dissolve or elect to dissolve.

     Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default is continuing or would occur as a result of such transaction.

     8.6 LITIGATION COOPERATION. Should any third-party suit or proceeding be instituted by or against Coast with respect to any Collateral or relating to Borrower which reasonably would be likely to result in a Material Adverse Effect, Borrower shall, without expense to Coast, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Coast may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.

     8.7 FURTHER ASSURANCES. Borrower agrees, at its expense, on request by Coast, to execute all documents and take all actions, as Coast, may deem reasonably necessary or useful in order to perfect and maintain Coast's perfected security interest in the Collateral, and in order to fully consummate the transactions contemplated by this


                                      11                      Amend & Restated
                                                        Loan and Security Agmt

    COAST BUSINESS CREDIT                  LOAN AND SECURITY AGREEMENT
 ------------------------------------------------------------------------

Agreement.

9.   TERM.

     9.1 MATURITY DATE. This Agreement shall continue in effect until the Maturity Date; provided that the Maturity Date shall automatically be extended, and this Agreement shall automatically and continuously renew, for successive additional terms of one year each, unless one party gives written notice to the other, not less than sixty (60) days prior to the Maturity Date or the next Renewal Date, that such party elects to terminate this Agreement effective on the Maturity Date or such next Renewal Date.

     9.2 EARLY TERMINATION. This Agreement may be terminated prior to the Maturity Date as follows: (a) by Borrower, effective three (3) Business Days after written notice of termination is given to Coast; or (b) by Coast at any time after the occurrence and continuance of an Event of Default, effective immediately upon notice. If this Agreement is terminated by Borrower or by Coast under this Section 9.2, Borrower shall pay to Coast an Early Termination Fee in the amount shown in Section 3 of the Schedule. The Early Termination Fee shall be due and payable on the effective date of termination and thereafter shall bear interest at a rate equal to the rate applicable to the Collection Loans.

     9.3 PAYMENT OF OBLIGATIONS. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Without limiting the generality of the foregoing, if on the Maturity Date, the Renewal Date, or on any earlier effective date of termination, there are any outstanding Letters of Credit issued by Coast or issued by another institution based upon an application, guarantee, indemnity or similar agreement on the part of Coast, then on such date Borrower shall provide to Coast cash collateral in an amount equal to the face amount of all such Letters of Credit plus all interest, fees and costs due or to become due in connection therewith, to secure all of the Obligations relating to said Letters of Credit, pursuant to Coast's then standard form cash pledge agreement. Notwithstanding any termination of this Agreement, all of Coast's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that, without limiting the fact that Loans are subject to the discretion of Coast, Coast may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Coast, nor shall any such termination relieve Borrower of any Obligation to Coast, until all of the Obligations have been paid and performed in full. Upon payment and performance in full of all the Obligations and termination of this Agreement, Coast shall promptly deliver to Borrower termination statements, requests for reconveyances and such other documents as may be required to fully terminate Coast's security interests.

10.  EVENTS OF DEFAULT AND REMEDIES.

     10.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Coast immediate written notice thereof:

          (a) Any warranty, representation, statement, report or certificate made or delivered to Coast by Borrower or any of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading and results in a Material Adverse Effect; or

          (b) Borrower shall fail to pay within three (3) Business Days after due any Loan or any interest thereon or any other monetary Obligation; or

          (c) The total Loans and other Obligations outstanding at any time shall exceed the Credit Limit which is not cured within five (5) Business Days after the occurrence thereof; or

          (d) Borrower shall fail to deliver the proceeds of Collateral to Coast as provided in Section 7.5 above, or shall fail to give Coast access to its books and records or Collateral as provided in Section 8.4 above, or shall breach any negative covenant set forth in Section 8.5 above; or

          (e) Borrower shall fail to comply with the financial covenants (if any) set forth in the Schedule or shall fail to perform any other non-monetary Obligation which by its nature cannot be cured; or

          (f) Borrower shall fail to perform any other non-monetary Obligation, which failure is not cured within


                                      12                      Amend & Restated
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   COAST BUSINESS CREDIT                    LOAN AND SECURITY AGREEMENT
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five (5) Business Days after the date due; or

     (g) Any levy, assessment, attachment, seizure, lien or encumbrance (other than a Permitted Lien) is made on all or any part of the Collateral which is not cured or satisfied within ten (10) Business Days after the occurrence of the same; or

     (h) Any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or

     (i) Borrower breaches any material contract or obligation, which has or may reasonably be expected to have a Material Adverse Effect; or

     (j) Dissolution, termination of existence, insolvency or business failure of Borrower or any guarantor of any of the Obligations; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding by Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect; or

     (k) The commencement of any proceeding against Borrower or any guarantor of any of the Obligations under any reorganization, bankruptcy, insolvency, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, now or in the future in effect, which is (i) not timely controverted, or (ii) not cured by the dismissal thereof within forty-five
(45) days after the date commenced; or

     (l) Revocation or termination of, or limitation or denial of liability upon, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of proceedings by any guarantor of any of the Obligations under any bankruptcy or insolvency law; or

     (m) Revocation or termination of, or limitation or denial of liability upon, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any or all of the Obligations, or any attempt to do any of the foregoing, or commencement of proceedings by or against any such third party under any bankruptcy or insolvency law; or

     (n) Borrower or any guarantor of any of the Obligations makes any payment on account of any indebtedness or obligation which has been subordinated to the Obligations, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits his subordination agreement; or

     (o) Except as permitted under Section 8.5(a) or as a result of a public offering of Borrower's common stock on a nationally recognized market, Borrower shall suffer or experience any Change of Control without Coast's prior written consent, which consent shall be in the discretion of Coast in the exercise of its reasonable business judgement; or

     (p) Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or

     (q) there shall be any Material Adverse Effect.

Coast may cease making any Loans or extending any credit hereunder during any of the above cure periods.

     10.2 REMEDIES. Upon the occurrence, and during the continuance, of any Event of Default, Coast, at its option, and without demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following:

     (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other document or agreement;

     (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation;

     (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose

                                       13                     Amend & Restated
                                                        Loan and Security Agmt

   COAST BUSINESS CREDIT                    LOAN AND SECURITY AGREEMENT
------------------------------------------------------------------------------

Borrower hereby authorizes Coast without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store or remove any of the Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Coast deems it reasonably necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; PROVIDED, HOWEVER, that should Coast seek to take possession of any of the Collateral by Court process, Borrower hereby irrevocably waives:

          (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession;

          (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and

          (iii) any requirement that Coast retain possession of, and not dispose of, any such Collateral until after trial or final judgement;

     (d) Require Borrower to assemble any or all of the Collateral and make it available to Coast at places designated by Coast which are reasonably convenient to Coast and Borrower, and to remove the Collateral to such locations as Coast may deem advisable;

     (e) Complete the processing, manufacturing or repair of any Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Coast shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, equipment and all other property without charge. Coast is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Coast's benefit;

     (f) Sell, lease or otherwise dispose of any of the Collateral, in its condition at the time Coast obtains possession of it or any further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Coast shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Coast deems reasonable, or on Coast's premises, or elsewhere and the Collateral need not be located at the place of disposition. Coast may directly or through any affiliated company purchase or lease any Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition or otherwise at the time of sale;

     (g) Demand payment of, and collect any Receivables and General Intangibles comprising Collateral and, in connection therewith, Borrower irrevocably authorizes Coast to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the Collateral or proceeds thereof, and, in Coast's sole discretion, to grant extensions of time to pay, compromise claims and settle Receivables and the like for less than face value; and

     (h) Offset against any sums in any of Borrower's general, special or other Deposit Accounts with Coast;

     (i) Demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto.

     All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Coast (including attorneys' fees and expenses incurred in connection with bankruptcy) with respect to the foregoing shall be due from the Borrower to Coast within five (5) Business Days following receipt of invoice. If Borrower has not paid the same when due, Coast may charge the same to Borrower's loan account, and the same shall thereafter bear interest at the same rate as is applicable to the Collection Loans. Without limiting any of Coast's rights and remedies, from and after the occurrence of any Event of Default, the interest rate applicable to the Obligations shall be increased

                                       14                     Amend & Restated
                                                        Loan and Security Agmt

   COAST BUSINESS CREDIT                    LOAN AND SECURITY AGREEMENT
------------------------------------------------------------------------------

by an additional three percent per annum.

     10.3 STANDARDS FOR DETERMINING COMMERCIAL REASONABLENESS. Borrower and Coast agree that a sale or other disposition (collectively, "sale") of any Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable:

     (a) Notice of the sale is given to Borrower at least seven (7) days prior to the sale, and, in the case of a public sale, notice of the sale is published at least seven (7) days before the sale in a newspaper of general circulation in the county where the sale is to be conducted;

     (b) Notice of the sale describes the collateral in general, non-specific terms;

     (c) The sale is conducted at a place designated by Coast, with or without the Collateral being present;

     (d) The sale commences at any time between 8:00 a.m. and 6:00 p.m. Pacific time;


     (e) Payment of the purchase price in cash or by cashier's check or wire transfer is required; and

     (f) With respect to any sale or any of the Collateral, Coast may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same.

     Coast shall be free to employ other methods of noticing and selling the Collateral, in its discretion, if they are commercially reasonable.

     10.4 POWER OF ATTORNEY. Borrower grants to Coast an irrevocable power of attorney with full power of substitution coupled with an interest, authorizing and permitting Coast (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Coast agrees to exercise the following powers in a commercially reasonable matter:

     (a) Execute on behalf of Borrower any documents that Coast may, in its sole discretion, deem advisable in order to perfect and maintain Coast's security interest in the Collateral, or in order to exercise a right of Borrower or Coast, or in order to fully consummate all the transactions contemplated under this Agreement, and all other present and future agreements;

     (b) Upon the occurrence and continuance of an Event of Default, execute on behalf of Borrower any document exercising, transferring or assigning any option to purchase, sell or otherwise dispose of or to lease (as lessor or lessee) any real or personal property which is part of Coast's Collateral or in which Coast has an interest;

     (c) Upon the occurrence and continuance of an Event of Default, execute on behalf of Borrower, any invoices relating to any Receivable, any draft against any Account Debtor and any notice to any Account Debtor, any proof of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other lien, or assignment or satisfaction of mechanic's, materialman's or other lien;

     (d) Take control in any manner of any cash or non-cash items of payment or proceeds of Collateral; endorse the name of Borrower upon any instruments, or documents, evidence of payment or Collateral that may come into Coast's possession;

     (e) Endorse all checks and other forms of remittances received by Coast;

     (f) Upon the occurrence and continuance of an Event of Default, pay, contest or settle any lien, charge, encumbrance, security interest and adverse claim in or to any of the Collateral, or any judgement based thereon, or otherwise take any action to terminate or discharge the same;

     (g) Upon the occurrence and continuance of an Event of Default, grant extensions of time to pay, compromise claims and settle Receivables and General Intangibles for less than face value and execute all releases and other documents in connection therewith;

     (h) If Borrower has not done so by the due date or other applicable date, pay any sums required on account of Borrower's taxes or to secure the release of any liens therefor, or both;

     (i) Upon the occurrence and continuance of an Event of Default, settle and adjust, and give releases of,

                                       15                     Amend & Restated
                                                        Loan and Security Agmt

        COAST BUSINESS CREDIT                LOAN AND SECURITY AGREEMENT
-------------------------------------------------------------------------------

any insurance claim that relates to any of the Collateral and obtain payment therefor;

         (j) Instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Coast the same rights of access and other rights with respect thereto as Coast has under this Agreement; and

         (k) If Borrower has not done so by the due date or other applicable date, take any action or pay any sum required of Borrower pursuant to this Agreement and any other present or future agreements.

    Any and all sums paid and any and all costs, expenses, liabilities, obligations and attorneys' fees incurred by Coast (including attorneys' fees and expenses incurred pursuant to bankruptcy) with respect to the foregoing shall be added to and become part of the Obligations, and shall be payable on demand. Coast may charge the foregoing to Borrower's loan account and the foregoing shall thereafter bear interest at the same rate applicable to the Collection Loans. In no event shall Coast's rights under the foregoing power of attorney or any of Coast's other rights under this Agreement be deemed to indicate that Coast is in control of the business, management or properties of Borrower. Borrower shall pay, indemnify, defend, and hold Coast and each of its officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

    10.5 APPLICATION OF PROCEEDS. All proceeds realized as the result of any sale of the Collateral shall be applied by Coast first to the costs, expenses, liabilities, obligations and reasonable attorneys' fees incurred by Coast in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Coast shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Coast for any deficiency. If, Coast, in its sole discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Coast shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Coast of the cash therefor.

    10.6 REMEDIES CUMULATIVE. In addition to the rights and remedies set forth in this Agreement, Coast shall have all the other rights and remedies accorded a secured party in equity, under the Code, and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Coast and Borrower, and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Coast of one or more of its rights or remedies shall not be deemed an election, nor bar Coast from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Coast to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been indefeasibly paid and performed.

11.  GENERAL PROVISIONS.

    11.1 INTEREST COMPUTATION. In computing interest on the Obligations, all checks, wire transfers and other items of payment received by Coast (including proceeds of Receivables and payment of the Obligations in full) shall be deemed applied by Coast on account of the Obligations one (1) Business Day after receipt by Coast of immediately available funds, and, for purposes of the foregoing, any such funds received after 11:00 AM Pacific time, on any



                                      16                      Amend & Restated
                                                        Loan and Security Agmt

        COAST BUSINESS CREDIT                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

day shall be deemed received on the next Business Day. Coast shall be entitled to charge Borrower's account for such one (1) Business Day of "clearance" or "float" at the rate(s) set forth in Section 3 of the Schedule on all checks, wire transfers and other items received by Coast, regardless of whether such one (1) Business Day of "clearance" or "float" actually occur, and shall be deemed to be the equivalent of charging one (1) Business Day of interest on such collections. This across-the-board one (1) Business Day clearance or float charge on all collections is acknowledged by the parties to constitute an integral aspect of the pricing of Coast's financing of Borrower. Coast shall not, however, be required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Coast in its reasonable discretion, and Coast may charge Borrower's loan account for the amount of any item of payment which is returned to Coast unpaid.

    11.2 APPLICATION OF PAYMENTS. Subject to Section 7.5 hereof, all payments with respect to the Obligations may be applied, and in Coast's sole discretion reversed and re-applied, to the Obligations, in such order and manner as Coast shall determine in its sole discretion.

    11.3 CHARGES TO ACCOUNTS. Coast may, in its discretion, require that Borrower pay monetary Obligations in cash to Coast, or charge them to Borrower's Loan account, in which event they will bear interest from the date due to the date paid at the same rate applicable to the Loans.

    11.4 MONTHLY ACCOUNTINGS. Coast shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall constitute PRIMA FACIE evidence of the items stated and shall be an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Coast), unless Borrower notifies Coast in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or omissions.

    11.5 NOTICES. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, facsimile or certified mail return receipt requested, addressed to Coast or Borrower at the addresses shown in the heading to this Agreement, or at any other address designated in writing by one party to the other party. Notices to Coast shall be directed to the Commercial Finance Division, to the attention of the Division Manager or the Division Credit Manager. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, faxed (at time of confirmation of transmission), or at the expiration of one (1) Business Day following delivery to the private delivery service, or two (2) Business Days following the deposit thereof in the United States mail, with postage prepaid.

    11.6 SEVERABILITY. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.

    11.7 INTEGRATION. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Coast and supersede all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR AGREEMENTS BETWEEN THE PARTIES WHICH ARE NOT SET FORTH IN THIS AGREEMENT OR IN OTHER WRITTEN AGREEMENTS SIGNED BY THE PARTIES IN CONNECTION HEREWITH.

    11.8 WAIVERS. The failure of Coast at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other present or future agreement between Borrower and Coast shall not waive or diminish any right of Coast later to demand and receive strict compliance therewith. Any waiver of any Default shall not waive or affect any other Default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other agreement now or in the future executed by Borrower and delivered to Coast shall be deemed to have been waived by any act or knowledge of Coast or its agents or employees, but only by a specific written waiver signed by an authorized officer of Coast and delivered to Borrower. Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Coast on which Borrower is or may in any way be liable, and notice of any action taken by Coast, unless expressly required by this Agreement.


                                      17                      Amend & Restated
                                                        Loan and Security Agmt

        COAST BUSINESS CREDIT                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

    11.9 NO LIABILITY FOR ORDINARY NEGLIGENCE. Neither Coast, nor any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Coast shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by Borrower or any other party through the ordinary negligence of Coast, or any of its directors, officers, employees, agents, attorneys or any other Person affiliated with or representing Coast, but nothing herein shall relieve Coast from liability for its own gross negligence or willful misconduct.

    11.10 AMENDMENT. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Coast.

    11.11 TIME OF ESSENCE. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.

    11.12 ATTORNEYS FEES, COSTS AND CHARGES. Borrower shall reimburse Coast for all reasonable attorneys' fees (including attorneys' fees and expenses incurred pursuant to bankruptcy) and all filing, recording, search, title insurance, appraisal, audit, and other reasonable costs incurred by Coast, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed), including, but not limited to, any reasonable attorneys' fees and costs (including attorneys' fees and expenses incurred pursuant to bankruptcy) Coast incurs in order to do the following: prepare and negotiate this Agreement and the documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of the automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, Audit, copy, and inspect any of the Collateral or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Coast=s security interest in, the Collateral; and otherwise represent Coast in any litigation relating to Borrower. If either Coast or Borrower files any lawsuit against the other predicated on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees (including attorneys' fees and expenses incurred pursuant to bankruptcy), including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment. Borrower shall also pay Coast's standard charges for returned checks and for wire transfers, in effect from time to time. All attorneys' fees, costs and charges (including attorneys' fees and expenses incurred pursuant to bankruptcy) and other fees, costs and charges to which Coast may be entitled pursuant to this Agreement may be charged by Coast to Borrower's loan account and shall thereafter bear interest at the same rate as the Collection Loans.

    11.13 BENEFIT OF AGREEMENT. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Coast; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Coast, and any prohibited assignment shall be void. No consent by Coast to any assignment shall release Borrower from its liability for the Obligations. Coast may assign its rights and delegate its duties hereunder without the consent of Borrower. Coast reserves the right to syndicate all or a portion of the transaction created herein or sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Coast's rights and benefits hereunder. In connection with any such syndication, assignment or participation, Coast may disclose all documents and information which Coast now or hereafter may have relating to Borrower or Borrower's business. To the extent that Coast assigns its rights and obligations hereunder to a third Person, Coast thereafter shall be released from such assigned obligations to Borrower.

    11.14 PUBLICITY. Coast is hereby authorized, at its expense, to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

    11.15 PARAGRAPH HEADINGS; CONSTRUCTION. Paragraph headings are only used in this Agreement for convenience. Borrower and Coast acknowledge that the headings may not describe completely the subject matter of the applicable paragraph, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. The term "including", whenever used in this Agreement, shall mean


                                      18                      Amend & Restated
                                                        Loan and Security Agmt

        COAST BUSINESS CREDIT                LOAN AND SECURITY AGREEMENT
--------------------------------------------------------------------------------

"including (but not limited to)". This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Coast or Borrower under any rule of construction or otherwise.

    11.16 GOVERNING LAW; JURISDICTION; VENUE. This Agreement and all acts and transactions hereunder and all rights and obligations of Coast and Borrower shall be governed by the internal laws of the State of California, without regard to its conflicts of law principles. As a material part of the consideration to Coast to enter into this Agreement, Borrower (a) agrees that all actions and proceedings relating directly or indirectly to this Agreement shall be litigated in courts located within California, and that the exclusive venue therefor shall be Los Angeles County; (b) consents to the jurisdiction and venue of any such court and consents to service of process in any such action or proceeding by personal delivery or any other method permitted by law; and (c) waives any and all rights Borrower may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding.

    11.17 MUTUAL WAIVER OF JURY TRIAL. BORROWER AND COAST EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS AGREEMENT OR ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN COAST AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF COAST OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH COAST OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR
TORT OR OTHERWISE.

BORROWER:

PROBUSINESS SERVICES, INC., a Delaware corporation


By /s/ [Illegible]
  ------------------------------
   President or Vice President


By /s/ [Illegible]
  ------------------------------
   Secretary or Ass't Secretary



COAST:

COAST BUSINESS CREDIT,
a division of Southern Pacific Bank

By /s/ [Illegible]
  ------------------------------
Title:         VP
      --------------------------


                                      19                      Amend & Restated
                                                        Loan and Security Agmt

--------------------------------------------------------------------------------
                COAST
                                  SCHEDULE TO
                AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

BORROWER:  PROBUSINESS SERVICES, INC., A DELAWARE CORPORATION

ADDRESS:   4125 HOPYARD ROAD
           PLEASANTON, CA 94588

DATE:      JUNE 30, 1998


This Schedule forms an integral part of the Amended and Restated Loan and Security Agreement between Coast Business Credit, a division of Southern Pacific Bank, and the above-borrower of even date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SECTION 2 - CREDIT FACILITIES

     SECTION 2.1 - CREDIT LIMIT:       Loans in a total amount at any time
                                       outstanding not to exceed the lesser
                                       of a total of Twenty Million Dollars
                                       ($20,000,000) at any one time
                                       outstanding (the "Maximum Dollar
                                       Amount"), or the sum of (a)(b) and
                                       (c) below:

                                       (a) Collection Loans in an amount not to
                                           exceed five (5) times Borrower's
                                           average monthly net collections of
                                           Eligible Collections for each
                                           preceding three (3) month period (net
                                           of W-2 billings/collections). The
                                           multiple shall be decreased by a
                                           factor of one (1) for each
                                           twenty-five percent (25%) decrease in
                                           Borrower's collections when comparing
                                           the prior three (3) month period with
                                           the most recent three (3) month
                                           period. The multiple may be increased
                                           by a factor of one (1) (up to the
                                           maximum of five (5)) with each five
                                           percent (5%) increase in collections,
                                           sustained for a two (2) month period
                                           when comparing the most recent three
                                           (3) months collections to the
                                           previous three (3) months
                                           collections.

                                       (b) Collection Loans on the interest
                                           earned on Fiduciary Collections;
                                           loans in an amount not to exceed the
                                           lesser of:


                                       20                     Amend & Restated
                                                        Loan and Security Agmt

         COAST BUSINESS CREDIT      SCHEDULE TO LOAN AND SECURITY AGREEMENT

     ----------------------------------------------------------------------

                                           (i) five (5) times Borrower's average
                                           monthly collections of the interest
                                           on tax investment funds for each
                                           preceding three (3) months. The
                                           multiple shall be decreased by a
                                           factor of one (1) for each
                                           twenty-five percent (25%) decrease in
                                           Borrower's collections when comparing
                                           the prior three (3) month period with
                                           the most recent three (3) month
                                           period. The multiple may be increased
                                           by a factor of one (1) (up to the
                                           maximum of five (5)) with each five
                                           percent (5%) increase in collections,
                                           sustained for a two (2) month period
                                           when comparing the most recent three
                                           (3) months collections to the
                                           previous three (3) months
                                           collections; PROVIDED, HOWEVER, to
                                           the extent that Borrower receives
                                           collections of interest from the tax
                                           funds resulting from investments with
                                           a term greater than one (1) month,
                                           then Borrower shall be permitted to
                                           demonstrate to Coast, and Coast may
                                           consider, the impact the longer term
                                           investment has had on the present and
                                           prior three month collections.

                                           (ii) Five Million Dollars
                                           ($5,000,000); PLUS

                                           EXAMPLE

                                           For (a) & (b) above, if collections
                                           decrease by fifty percent (50%) in
                                           the current three month period from
                                           100M to 50M then the multiple if it
                                           was at five (5) shall be lowered to
                                           three (3) (one for each twenty-five
                                           percent (25%) decrease).

                                       (c) Letter of Credit Sublimit: One
                                           Million Five Hundred Thousand Dollars
                                           ($1,500,000).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SECTION 3 - INTEREST AND FEES

     SECTION 3.1 - INTEREST RATE:      A rate equal to the Prime Rate plus
                                       1% per annum, calculated on the basis
                                       of a 360-day year for the actual
                                       number of days elapsed. The interest
                                       rate applicable to all Loans shall be
                                       adjusted monthly as of the first day
                                       of each month, and the interest to be
                                       charged for each month shall be based
                                       on the highest Prime Rate in effect
                                       during the prior month, but in no
                                       event shall the rate of interest
                                       charged on any Loans in any month be
                                       less than 7.5% per annum.

     SECTION 3.1 - MINIMUM ANNUAL
                   INTEREST:           NONE

     SECTION 3.2 - LOAN FEE:           One Hundred Fifty Thousand Dollars
                                       ($150,000) fully earned and payable


                                       21                     Amend & Restated
                                                        Loan and Security Agmt

         COAST BUSINESS CREDIT      SCHEDULE TO LOAN AND SECURITY AGREEMENT

     ----------------------------------------------------------------------

                                       concurrently with the execution of this
                                       Agreement, and Two Hundred Thousand
                                       ($200,000) fully earned and payable on
                                       December 31, 1999.

     SECTION 3.2 - LETTER OF CREDIT
                   FEES: Two percent (2%) of the face amount of all outstanding Letters of Credit per annum, plus bank charges and fees.

     SECTION 9.1 - RENEWAL FEE:        NONE

     SECTION 9.2 - EARLY TERMINATION
                   FEE: An amount equal to three percent (3%) of the Maximum Dollar Amount (as defined in the Schedule), if termination occurs on or before the first anniversary of the effective date of this Agreement; two percent (2%) of the Maximum Dollar Amount, if termination occurs after the first anniversary and before the Maturity Date of this Agreement; and one percent (1%) of the Maximum Dollar Amount, if termination occurs at any time during the term of this Agreement because the obligations are indefeasibly paid in full via a public offering of the stock of Borrower or as a result of Borrower being merged or acquired.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SECTION 6 - REPRESENTATIONS, WARRANTIES AND COVENANTS

     SECTION 6.2 - PRIOR NAMES OF
                   BORROWER:           ProBusiness Centers, Inc.

     SECTION 6.2 - PRIOR TRADE NAMES
                   OF BORROWER:        Benesphere Administrators, Inc.

     SECTION 6.2 - EXISTING TRADE NAMES
                   OF BORROWER:        ProBusiness Administrative Services

     SECTION 6.3 - OTHER LOCATIONS AND
                   ADDRESSES:          2355 Main Street, Suite 140,
                                       Irvine, California 92616
                                       400 108th Avenue, N.E., Suite 400,
                                       Bellevue, Washington 98004

     SECTION 6.10 - MATERIAL ADVERSE
                    LITIGATION:        None.

     SECTION 6.10 - FUTURE CLAIMS AND
                    LITIGATION:        Borrower will promptly inform Coast
                                       in writing of any claim, proceeding,
                                       litigation or investigation in the
                                       future threatened or instituted by or
                                       against Borrower involving any single
                                       claim of One Hundred Thousand
                                       ($100,000) or more, or involving Two
                                       Hundred


                                       22                     Amend & Restated
                                                        Loan and Security Agmt

         COAST BUSINESS CREDIT      SCHEDULE TO LOAN AND SECURITY AGREEMENT

     ----------------------------------------------------------------------

               Thousand ($200,000) or more in the aggregate.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SECTION 8 - ADDITIONAL DUTIES OF BORROWER

     SECTION 8.1 - OTHER PROVISIONS:   (1) Borrower shall provide Coast with
                                           reasonable advance notice for the
                                           initial request to borrow so that
                                           Coast may obtain an Audit
                                           satisfactory to Coast prior to the
                                           requested borrowing.

                                       (2) As long as the Obligations are less
                                           than Ten Million Dollars
                                           ($10,000,000) a blocked account
                                           agreement will not be required,
                                           however, before the Obligations may
                                           exceed Ten Million Dollars
                                           ($10,000,000) Borrower, Coast and a
                                           bank, reasonably acceptable to Coast,
                                           shall enter into a blocked account
                                           agreement so as to permit Coast to
                                           receive Borrower's daily collections.

                                       (3) Borrower's Book Net Worth (as defined
                                           by GAAP) shall always be greater than
                                           or equal to Fourteen Million Dollars
                                           ($14,000,000).

                                       (4) Assuming for the calculation of this
                                           covenant that the Maximum Dollar
                                           Amount is fully drawn and outstanding
                                           and is being amortized over sixty
                                           (60) months and measured quarterly,
                                           Borrower shall at all times maintain
                                           a minimum ratio of (EBITDA + Client
                                           Acquisition Costs) to (Total Fixed
                                           Debt Service Requirements) of
                                           1.5:1.0.

     SECTION 8.3 - REPORTING:          Borrower shall provide Coast with the
                                       following, provided, however, Coast,
                                       at its sole discretion shall have the
                                       right to receive upon its request
                                       additional and enhanced financial
                                       requests from Borrower:

                                       1. Quarterly internally prepared
                                          financial statements, as soon as
                                          available, and in any event within
                                          forty-five (45) days after the end of
                                          each fiscal quarter of Borrower.

                                       2. Annual financial statements, as soon
                                          as available, and in any event within
                                          ninety (90) days following the end of
                                          Borrower's fiscal year and audited
                                          by, an independent certified public
                                          accountant acceptable to Coast.

                                       3. Prior to any borrowing, and fifteen
                                          (15) days after the end of each month
                                          when there are borrowings, Borrower
                                          shall provide to Coast a cash
                                          collection certificate.


                                       23                     Amend & Restated
                                                        Loan and Security Agmt

         COAST BUSINESS CREDIT      SCHEDULE TO LOAN AND SECURITY AGREEMENT

     ----------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SECTION 9 - TERM

     SECTION 9.1 - MATURITY DATE:      December 31, 2000, subject to
                                       automatic renewal as provided in
                                       Section 9.1 of the Agreement, and
                                       early termination as provided in
                                       Section 9.2 of the Agreement.


                                       24                     Amend & Restated
                                                        Loan and Security Agmt

[LOGO]                                                      4125 Hopyard Road
                                                         Pleasanton, CA 94588
                                                               (925) 737-3500
                                                          www.probusiness.com
                        PROBUSINESS SERVICES, INC.,
                           SECRETARY'S CERTIFICATE

          In connection with the Amended and Restated Loan and Security Agreement, dated as of June 30, 1998, between ProBusiness Services, Inc., a Delaware corporation ("Company"), on the one hand, and Coast Business Credit ("Coast"), a division of Southern Pacific Bank, a California corporation, on the other hand, (the "Agreement"), I, Steve Klei, certify that I am the Secretary of the Company and hereby further certify that:

          1. The below-named persons are the duly elected and duly qualified officers of the Company and have held the respective offices set forth below at all times since the dates set forth below to and including the date hereof and set forth opposite their names are their genuine signatures.

NAME                 OFFICE                 DATE          SIGNATURE
----                 ------                 ----          ---------

Tom Sinton           President & CEO        6/30/98       /s/ Tom Sinton
                                                          -------------------

Steve Klei           SVP & CFO              6/30/98       /s/ Steve Klei
                                                          -------------------

Glenda Citragno      Corporate Controller   6/30/98       /s/ Glenda Citragno
                                                          -------------------

Mark Resnick         Director - Treasury    6/30/98       /s/ Mark Resnick
                                                          -------------------


          2. Attached hereto as EXHIBIT "A" is a true and correct copy of the Certificate of Incorporation of the Company as filed in and certified by the office of the Secretary of State of Delaware, together with all amendments thereto, adopted through the date hereof.

          3. Attached hereto as EXHIBIT "B" is a true and correct copy of the Bylaws of the Company as in effect on the date hereof, together with all amendments thereto, adopted through the date hereof.

          4. Attached hereto as EXHIBIT "C" are true and correct copies of resolutions duly adopted by the Board of Directors of the Company by unanimous written consent on the date indicated in such resolutions, which resolutions have not been revoked, modified, amended, or rescinded and are still in full force and effect. Except for those resolutions contained in EXHIBIT "C", no resolutions have been adopted by the Board of Directors of the Company regarding the execution, delivery or performance of the Agreement or any of the documents required to be executed, delivered or performed pursuant to the Agreement.

          5. I know of no proceeding for the dissolution or liquidation of the company or threatening its existence.

          IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of June, 1998.



                             /s/ Steve Klei
                             ----------------------------
                             Steve Klei, Secretary


-----------------------------------------------------------------------------

          I, Tom Sinton, President & CEO of the Company, do hereby certify that Steve Klei is the duly elected or appointed Secretary of the Company and the signatures on the foregoing certificate is his genuine signature.

          IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of June, 1998.



                             /s/ Tom Sinton
                             ----------------------------
                             Tom Sinton, President & CEO